Exhibit 99.1

Tribune Media Completes Sale of Gracenote for $560 Million

CHICAGO, February 1, 2017 —Tribune Media Company (NYSE: TRCO) today announced that it has completed its sale of Gracenote video, music and sports, to the Nielsen Company (NYSE: NLSN) for a purchase price of $560 million, subject to customary purchase price adjustments. After-tax proceeds are estimated to be approximately $500 million, of which $400 million was used to repay existing debt, with the remainder to be reinvested in the business. Tribune Media will retain its ownership of the business-to-consumer websites, Covers.com and ProSportsDaily.com.

Moelis & Company and Guggenheim Securities acted as financial advisors and Debevoise & Plimpton acted as legal advisor to Tribune Media Company.

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, whose reach is approaching 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% equity interest in TV Food Network and a 32% equity interest in CareerBuilder. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Jessica Bellucci
Director/Investor Relations	VP/Communications
(646) 563-8296	(212) 210-2626
jarestia@tribunemedia.com	jbellucci@tribunemedia.com